Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
DYNASTY FINANCIAL PARTNERS INC.

Dynasty Financial Partners Inc., a Delaware corporation (the “Corporation”), hereby certifies as follows:

1.             The name of the Corporation is Dynasty Financial Partners Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was August 16, 2021.

2.             This Amended and Restated Certificate of Incorporation amends, restates and integrates the provisions of the original Certificate of Incorporation of the Corporation and has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware and by written consent of the holder of all of the outstanding stock entitled to vote thereon in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

3.             Certain capitalized terms used herein shall have the meanings assigned thereto in Article XV of this Amended and Restated Certificate of Incorporation.

4.             The effective time of this Amended and Restated Certificate of Incorporation shall be the date and time that this Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware.

5.             The text of the original Certificate of Incorporation is hereby amended and restated, to read in full as set forth herein:

Article I

The name of the Corporation is Dynasty Financial Partners Inc.

Article II

The Corporation’s registered agent in the State of Delaware is Corporation Service Company, located at 251 Little Falls Drive in the City of Wilmington, County of New Castle, State of Delaware, Zip Code 19808.

Article III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

Article IV

Section 4.1         Capitalization. The total number of shares of all classes of stock that the Corporation shall have the authority to issue is 622,652,491 shares, consisting of: (a) 500,000,000 shares of Class A Common Stock, par value $0.01 per share (“Class A Common Stock”); (b) 12,652,491 shares of Class B Common Stock, par value $0.01 per share (“Class B Common Stock”); (c) 60,000,000 shares of Class C Common Stock, par value $0.01 per share (“Class C Common Stock”, and together with the Class A Common Stock and Class B Common Stock, the “Common Stock”); and (d) 50,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).

Section 4.2         Preferred Stock.

(a)        Shares of Preferred Stock may be issued in one or more series from time to time by the Board, and the Board is expressly authorized to fix by resolution or resolutions the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of the shares of each series of Preferred Stock, including without limitation the following:

(i)         the distinctive serial designation of such series which shall distinguish it from other series;

(ii)        the number of shares included in such series;

(iii)       the dividend rate (or method of determining such rate) payable to the holders of the shares of such series, any conditions upon which such dividends shall be paid and the date or dates upon which such dividends shall be payable;

(iv)       whether dividends on the shares of such series shall be cumulative and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative;

(v)        the amount or amounts which shall be payable out of the assets of the Corporation to the holders of the shares of such series upon voluntary or involuntary liquidation, dissolution or winding up the Corporation, and the relative rights of priority, if any, of payment of the shares of such series;

(vi)      the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events;

(vii)      the obligation, if any, of the Corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

(viii)     whether or not the shares of such series shall be convertible or exchangeable, at any time or times at the option of the holder or holders thereof or at the option of the Corporation or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation, and the price or prices or rate or rates of exchange or conversion and any adjustments applicable thereto;

(ix)       whether or not the holders of the shares of such series shall have voting rights, in addition to the voting rights provided by law, and if so the terms of such voting rights; and

(x)        any other powers, preferences and rights, qualifications, limitations and restrictions, not inconsistent with the General Corporation Law of the State of Delaware.

(b)        Except as otherwise provided by law, in this Certificate of Incorporation or in the resolution or resolutions of the Board or a duly authorized committee thereof establishing the terms of a series of Preferred Stock, no holder of any share of Preferred Stock, as such, shall be entitled to vote on any amendment of this Certificate of Incorporation to authorize or create, or increase the authorized amount of, any other class or series of Preferred Stock or any alteration, amendment or repeal of any provision of any other series of Preferred Stock that does not adversely affect in any material respect the rights of the series of Preferred Stock held by such holder.

(c)        Except as otherwise provided by law, in this Certificate of Incorporation or in the resolution or resolutions of the Board or a duly authorized committee thereof establishing the terms of a series of Preferred Stock, no holder of Common Stock, as such, shall be entitled to vote on any amendment or alteration of this Certificate of Incorporation that alters, amends or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other series of Preferred Stock, to vote thereon pursuant to this Certificate of Incorporation or pursuant to the General Corporation Law of the State of Delaware.

(d)        Subject to the rights of the holders of any series of Preferred Stock and subject to Section 4.3 and Section 4.4, the number of authorized shares of any class of Capital Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of Common Stock, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware or any corresponding provision hereafter enacted.

Section 4.3         Common Stock.

(a)        Voting Rights.

(i)         Class A. Except as otherwise provided by the General Corporation Law of the State of Delaware or this Certificate of Incorporation, each holder of Class A Common Stock shall be entitled to one (1) vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote.

(ii)        Class B. Except as otherwise provided by the General Corporation Law of the State of Delaware or this Certificate of Incorporation, each holder of Class B Common Stock shall be entitled to five (5) votes for each share of Class B Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote.

(iii)       Class C. Except as otherwise provided by the General Corporation Law of the State of Delaware or this Certificate of Incorporation, each holder of Class C Common Stock shall be entitled to one (1) vote for each share of Class C Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote.

(iv)      Voting as a Single Class. Except as otherwise provided by the General Corporation Law of the State of Delaware or the Certificate of Incorporation, the holders of Common Stock shall vote together as a single class on all matters (or, if any holders of any series of Preferred Stock are entitled to vote together with the holders of Common Stock on a matter, as a single class with the holders of such series of Preferred Stock).

(b)        Dividends.

(i)         Dividends Payable in Kind. If dividends are declared on any class of Common Stock that are payable in shares of Common Stock, or in rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Common Stock, dividends shall be declared that are payable at the same rate on all outstanding classes of Common Stock. In such a case, the holders of shares of a particular class of Common Stock shall only be entitled to receive dividends paid in shares of the same class of Common Stock as those so held.

(ii)        Cash Dividend—Class A Common Stock. Subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding series of Preferred Stock, the holders of outstanding shares of Class A Common Stock shall be entitled to share ratably, in proportion to the number of shares held by them, in any cash dividends that are paid, when, as and if declared by the Board out of funds legally available therefor.

(iii)       Cash Dividend—Class B Common Stock and Class C Common Stock. Holders of Class B Common Stock and Class C Common Stock shall not be entitled to receive any dividends other than as provided in Section 4.3(b)(i); provided, that, such holders shall be entitled to receive ratably, in proportion to the number of shares held by them, cash dividends at any time there are no shares of Class A Common Stock outstanding, when, as and if declared by the Board out of funds legally available therefor.

(c)        Liquidation Rights. In the event of any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, subject to any restrictions on distribution imposed by, and the payment of any preference amount required pursuant to, the terms of any outstanding series of Preferred Stock, the holders of Class A Common Stock shall be entitled to share ratably, according to the number of shares held by each, the remaining assets and funds of the Corporation available for distribution to its stockholders. Holders of the outstanding shares of Class B Common Stock and Class C Common Stock shall not be entitled to receive any distribution in the case of a dissolution, liquidation or winding up of the Corporation; provided, that, such holders shall be entitled to share ratably any distributions of the remaining assets and funds of the Corporation made at a time when there are no shares of Class A Common Stock outstanding.

(d)       Cancellation of Class B Common Stock and Class C Common Stock. Immediately upon the exchange of a Common Unit of Dynasty Financial Partners pursuant to the terms of the Exchange Agreement, a share of Class B Common Stock or Class C Common Stock, as applicable, held by such exchanging member of Dynasty Financial Partners shall automatically be cancelled with no consideration being paid or issued with respect thereto.

(e)        Automatic Conversion of Class B Common Stock into Class C Common Stock.

(i)         In the event of a Transfer of shares of Class B Common Stock, such Class B Common Stock shall automatically be exchanged for Class C Common Stock and such Class B Common Stock shall be cancelled for no other consideration; provided, however, that the foregoing shall not apply to (1) the Transfer of shares of Class B Common Stock by a member of Dynasty Financial Management, LLC (x) to the trustee or trustees of a trust controlled and revocable solely by such member or (y) to any trust for the sole benefit of the member and/or such member’s Family Members; or (2) the Transfer of shares of Class B Common Stock by Shirl Penney upon his death to his spouse by will, through a trust or otherwise.

(ii)        In the case of a member of Dynasty Financial Partners who is a director or employee of, or who provides services to or on behalf of, the Corporation or any affiliate of the Corporation and who holds Class B Common Stock of the Corporation (a “Former Director/Employee”), upon the fifth anniversary of the termination of such Former Director/Employee’s employment or service for any reason with the Corporation or any affiliate of the Corporation, each share of Class B Common Stock held by such Former Director/Employee at the time of the fifth anniversary of such termination of employment or service shall automatically be exchanged for a share of Class C Common Stock and such share of Class B Common Stock shall be cancelled for no other consideration.

(iii)       In the event that the aggregate number of shares of Class B Common Stock held (in street name or as a holder of record) by a Class B Stockholder is less than 25% of the aggregate number of shares of Class B Common Stock held (in street name or as a holder of record) by such Class B Stockholder at 11:59 p.m. Eastern Time on the date of the closing of the initial public offering of the Corporation (in each case, as adjusted for stock splits, stock dividends or other changes to Class B common stock), each share of Class B Common Stock held by such Class B Stockholder shall automatically be exchanged for a share of Class C Common Stock and each such share of Class B Common Stock shall be cancelled for no other consideration.

(iv)       Upon the twelve-month anniversary of the death of a Class B Stockholder, each share of Class B Common Stock held by such Class B Stockholder shall automatically be exchanged for a share of Class C Common Stock and each such share of Class B Common Stock shall be cancelled for no other consideration; provided, however, that the foregoing shall not apply to the death of Shirl Penney until the five-year anniversary of his death provided that such shares of Class B Common Stock are held at his death by his spouse or a trust for the benefit of his spouse or are Transferred to his spouse upon his death by will, through a trust or otherwise.

Section 4.4         Reservation of Shares. Notwithstanding anything herein to the contrary, the Corporation shall at all times when Common Units shall be outstanding, reserve and keep available out of its duly authorized but unissued Class A Common Stock, for the purpose of effecting the exchange of Common Units for Class A Common Stock, such number of shares of Class A Common Stock as shall from to time to time be sufficient to effect the exchange or conversion of all outstanding Common Units. The Corporation shall also at all times reserve and keep available out of its duly authorized but unissued Class C Common Stock, such number of shares of Class C Common Stock as shall from time to time be sufficient to deliver to each Class B Stockholder in the event that any of the conditions described in Section 4.3(d) or Section 4.3(e) occurs.

Article V

Subject to any other provision of this Certificate of Incorporation and any Stockholder Agreement, no holder of any Capital Stock of the Corporation shall have any preemptive rights nor be entitled, as of right, to purchase or subscribe for any part of the unissued stock of this Corporation or of any additional stock issued by reason of any increase of authorized Capital Stock of this Corporation or other securities whether or not convertible into stock of this Corporation.

Article VI

Section 6.1         Powers of the Board. The business and affairs of the Corporation shall be managed by or under the direction of the Board. In addition to the powers and authority expressly conferred upon them by applicable law or by this Certificate of Incorporation or the bylaws of the Corporation, the Directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

Section 6.2        Number of Directors. Subject to the rights of one or more series of Preferred Stock with respect to the election of Directors and to any Stockholder Agreement, the number of Directors shall be fixed from time to time in the manner provided in the bylaws of the Corporation. Election of Directors need not be by written ballot except and to the extent provided in the bylaws of the Corporation.

Section 6.3         Removal; Vacancies. Exclusive of Directors, if any, elected by the holders of one or more series of Preferred Stock, any vacancy on the Board, however caused, including, without limitation, any vacancy resulting from an increase in the number of Directors, subject to any Stockholder Agreement, shall be filled only by the vote of a majority of the Directors then in office, although less than a quorum, or by a sole remaining Director, and may not be filled by any other Person or Persons, including stockholders. Any Director so elected to fill any vacancy in the Board, including a vacancy created by an increase in the number of Directors, shall hold office until the next annual meeting of stockholders and until his or her successor shall be elected and shall qualify. A vacancy that will occur at a specific later date may be filled before the vacancy occurs, but the new Director will not take office until the vacancy occurs.

Article VII

Any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting only by unanimous written consent or consents signed by all of the stockholders of the Corporation entitled to vote thereon and delivered to the Corporation for inclusion in its records. Notwithstanding the foregoing or any other provision in this Certificate of Incorporation, the holders of Class B Common Stock, Class C Common Stock and/or any series of Preferred Stock, as the case may be, with voting power sufficient to cast not less than the minimum number or numbers of votes that would be necessary to authorize the action at a meeting of such holders may consent in writing to the taking of any action that requires a vote of such class or series voting as a separate class.

Article VIII

Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders may be called at any time by the Chairperson of the Board, if any, the Chief Executive Officer or the Board.

Article IX

The Corporation shall not be governed by Section 203 of the General Corporation Law of the State of Delaware, as the same may hereafter be amended and supplemented, or by any successor thereto (“Section 203”), and the restrictions contained in Section 203 shall not apply to the Corporation.

Article X

Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of Capital Stock required by law or by the bylaws of the Corporation or by this Certificate of Incorporation (or by any certificate of designation hereto), (a) an affirmative vote of the holders of not less than sixty-six and two-thirds percent (66 2/3%) of the votes entitled to be cast by the outstanding Capital Stock in the elections of the Board shall be required to amend, alter or repeal any provision of this Certificate of Incorporation (whether by merger, consolidation or otherwise) governing the number of directors, Article VII, Article VIII, Article X and Article XI of this Certificate of Incorporation; (b) any amendment, alteration, repeal or adoption of any provision of this Certificate of Incorporation (whether by merger, consolidation or otherwise) that would alter or change the powers, preferences or rights of the Class A Common Stock, Class B Common Stock or Class C Common Stock so as to affect them adversely must be approved by an affirmative vote of the holders of a majority of the shares of the class or series affected adversely by the amendment, alteration, repeal or adoption, each voting as a separate class or series, respectively; and (c) subject to Section 4.4, any amendment, alteration, repeal or adoption of any provision of this Certificate of Incorporation (whether by merger, consolidation or otherwise) that would increase or decrease or eliminate the authorized shares of any class of Common Stock must be approved by an affirmative vote of the holders of a majority of the shares of the class increased or decreased by the amendment, alteration, repeal or adoption.

Article XI

In furtherance and not in limitation of the powers conferred by the General Corporation Law of the State of Delaware, the Board is expressly authorized to make, alter and repeal the Corporation’s bylaws, subject to the power of the stockholders of the Corporation to alter or repeal any bylaws whether adopted by them or otherwise, provided that the affirmative vote of the holders of not less than sixty-six and two-thirds percent (66 2/3%) of the votes entitled to be cast of the outstanding Capital Stock in the elections of the Board, voting together as a single class, shall be required for the stockholders to adopt new bylaws or to alter, amend or repeal bylaws. Notwithstanding the foregoing, an affirmative vote of not less than sixty-six and two-thirds percent (66 2/3%) of the Board shall be required for the Board to amend the bylaws to increase the number of Directors.

Article XII

Section 12.1       The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may hereafter be amended and supplemented, or by any successor thereto, indemnify any and all Persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section. Such right to indemnification shall continue as to a Person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a Person. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Section 12.2       No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as currently in effect or as the same may hereafter be amended. No amendment, modification or repeal of this Section 12.2 shall adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal.

Section 12.3       Any Person serving as a director or officer of a subsidiary of the Corporation shall be entitled to the rights to indemnification conferred by Article XII with respect to his or her service at such subsidiary. Any director or officer of a subsidiary is deemed to be serving such subsidiary at the request of the Corporation, and the Corporation is deemed to be requesting such service. This Article XII shall, to the fullest extent permitted by law, supersede any conflicting provisions contained in the corporate governance documents of any other subsidiary of the Corporation.

Article XIII

If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal, or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal, or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

Article XIV

Section 14.1       Unless the Corporation consents in writing to the selection of an alternative forum, and subject to applicable jurisdictional requirements, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee, agent or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware, this Certificate of Incorporation or the bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over such action or proceeding, then another state court of the State of Delaware or, if no state court of the State of Delaware has jurisdiction, then the United States District Court for the District of Delaware). This Section 14.1 shall not apply to claims arising under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or other federal securities laws for which there is exclusive federal jurisdiction.

Section 14.2       Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint, action, suit or proceeding asserting a cause of action arising under the federal securities laws of the United States.

Article XV

Section 15.1       Definitions. As used in this Certificate of Incorporation, the term:

(a)        “Board” means the Board of Directors of the Corporation.

(b)        “Capital Stock” means, collectively, the Common Stock and the Preferred Stock of the Corporation.

(c)        “Certificate of Incorporation” means this Amended and Restated Certificate of Incorporation as amended from time to time.

(d)        “Class A Common Stock” has the meaning set forth in Section 4.1.

(e)        “Class B Common Stock” has the meaning set forth in Section 4.1.

(f)         “Class C Common Stock” has the meaning set forth in Section 4.1.

(g)        “Class B Stockholder” means holders of Class B Common Stock at 11:59 p.m. Eastern Time on the date of the closing of the initial public offering of the Corporation.

(h)        “Common Stock” means, collectively, the Class A Common Stock, Class B Common Stock and Class C Common Stock of the Corporation.

(i)         “Common Units” means, collectively, the Membership Units of Dynasty Financial Partners that are issued under the DFP Operating Agreement.

(j)         “Corporation” has the meaning set forth in the preamble.

(k)        “DFP Operating Agreement” means the operating agreement of Dynasty Financial Partners, LLC, dated as of [●], 2021, as such agreement may be amended, restated, supplemented and/or otherwise modified from time to time.

(l)         “Director” means a member of the Board.

(m)       “Dynasty Financial Partners” means Dynasty Financial Partners, LLC, a limited liability company organized under the laws of the State of Delaware.

(n)        “Exchange Agreement” means the Exchange Agreement, by and among the Corporation, Dynasty Financial Partners and the holders of Common Units of Dynasty Financial Partners from time to time party thereto, as such agreement may be amended, restated, supplemented and/or otherwise modified from time to time.

(o)        “Family Member” means as to any individual, any (i) lineal descendant, parent, grandparent or sibling of such individual, (ii) any spouse of the persons named in clause (i) or descendants of such spouse and (iii) any trust or family limited partnership, the beneficiaries or beneficiary of which constitute such individual and/or one or more persons described in clauses (i) and (ii).

(p)        “Former Director/Employee” has the meaning set forth in Section 4.3(e)(ii).

(q)        “Membership Unit” has the meaning set forth in the DFP Operating Agreement.

(r)         “par value” means, with respect to shares of Class A Common Stock, Class B Common Stock, Class C Common Stock, $0.01 per share.

(s)        “Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.

(t)        “Preferred Stock” has the meaning set forth in Section 4.1.

(u)        “Stockholder Agreement” means any stockholder agreement between the Corporation and any stockholder that may be in effect from to time, as amended or supplemented in accordance with its terms.

(v)        “Subsidiary” means, as to any Person, a Person more than 50% of the outstanding voting equity of which is owned, directly or indirectly, by the initial Person or by one or more other Subsidiaries of the initial Person. For the purposes of this definition, “voting equity” means equity that ordinarily has voting power for the election of directors or of Persons performing similar functions (such as a general partner of a partnership or the manager of a limited liability company), whether at all times or only so long as no senior class of equity has such voting power by reason of any contingency.

(w)       “Transfer” of a share of Class B Common Stock or Class C Common Stock shall mean any sale, assignment, transfer, conveyance or other transfer or disposition of all rights and interests in and to such share, whether or not for value and whether voluntary or involuntary or by operation of law.

IN WITNESS WHEREOF, DYNASTY FINANCIAL PARTNERS INC. has caused this Amended and Restated Certificate of Incorporation to be signed by Jonathan Morris, its Chief Legal and Governance Officer, on the         day of                .

DYNASTY FINANCIAL PARTNERS INC.

By:
Name:
Title:

[Signature Page to Amended and Restated Certificate of Incorporation]